Exhibit 99.1

November 27, 2018	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Third Quarter 2018 Results

•	Comparable sales increased 1.4 percent

•	Operating loss improved by more than $10 million from 2017

•	Expecting higher fourth quarter operating income driven by gross profit expansion and lower expenses

•	Year-to-date adjusted EBITDA increased $33 million

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the third quarter ended November 3, 2018.

Operating loss for the third quarter was $13.4 million for 2018 compared to an operating loss of $23.9 million for 2017. Third quarter 2018 results include advisory fees related to the extension of our credit agreements, as well as expenses and lower gross profit due to the impact of Hurricanes Florence and Michael. These unanticipated items approximated $3 million.

Net loss for the third quarter of 2018 was $16.6 million or $0.36 per share compared to net loss of $14.6 million or $0.31 per share in 2017. As explained below (see Income Taxes), net loss for 2017 includes an income tax benefit of $10.4 million or $0.22 per share compared to no income tax benefit in 2018.

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2018 improved by $11.3 million to negative $2.8 million compared to negative $14.1 million for last year’s third quarter. Adjusted EBITDA for the first nine months of 2018 increased more than $33 million to $25.9 million from negative $7.4 million for last year’s first nine months. (See Note 1.)

“We are pleased with our second consecutive quarter of comparable sales increases and continued gross profit expansion driven by higher regular priced selling. Our core apparel businesses all performed very well during the quarter,” said Hunt Hawkins, Chief Executive Officer. “While better than last year, our third quarter pre-tax operating results were lower than we expected due to disruption caused by the hurricanes and fees associated with the successful renegotiation of our credit agreements which expanded our credit limit and extended the term.”

“We are looking forward to better comparisons against clearance selling that normalized in the fourth quarter last year. This, along with our higher gross profit rate and lower expenses have us well-prepared for a profitable fourth quarter.”

Net Sales

Net sales for the third quarter of 2018 were $279.1 million compared with $285.4 million for the third quarter of 2017. Comparable sales for the third quarter of 2018 increased 1.4 percent including sales from licensed departments (see Note 2). Ecommerce sales were up 76 percent over last year’s third quarter. The decrease in total net sales for the quarter reflects the closing of seven underperforming stores this year.

For the first nine months of 2018, net sales decreased 1.8 percent to $916.8 million while comparable sales increased 0.4 percent. Ecommerce sales were up 96 percent over the first nine months of last year. The decrease in total net sales reflects the closing of 13 underperforming stores in 2017 and 2018.

Gross Profit

Gross profit for the third quarter of 2018 was $69.8 million or 25.0 percent of sales compared to $68.3 million or 23.9 percent of sales in 2017. The 110 basis point increase in the gross profit rate was driven primarily by higher gross margin from reduced markdowns and continuing improvement in inventory productivity. Markdowns were high in last year’s third quarter to clear excess inventories.

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2018 decreased $8.7 million to $87.0 million compared to $95.7 million in 2017. The decrease in SG&A expenses was primarily due to cost savings initiatives in the stores and corporate office, lower advertising expense and the impact of closed stores. Decreases were somewhat offset by $1.1 million in advisory fees for the extension of our credit agreements and $0.7 million in hurricane-related expenses which will be recovered from insurance in future quarters.

Interest Expense, Net

Interest expense for the third quarter of 2018 was $3.1 million compared to $1.2 million in 2017. The increase in interest expense reflects higher interest rates and borrowing levels in 2018, plus $0.3 million from the early termination of a portion of the term loan done in connection with the extension and amendment of our credit agreements in September.

Income Taxes

Income tax expense was less than $0.2 million in the third quarter of 2018 compared to an income tax benefit of $10.4 million for the third quarter of 2017. The lack of an income tax benefit for the third quarter of 2018 reflects our net operating loss position along with the valuation allowance established against deferred tax assets during the fourth quarter of 2017 and our inability to carry back losses due to 2017 Tax Act changes.

Working Capital and Capital Expenditures

Inventories were $305 million at the end of the third quarter of 2018 compared to $311 million at the same time last year. Average inventories per store were down 3 percent to last year.

Capital expenditures totaled $7.4 million for the first nine months of 2018 compared to $17.2 million in 2017. For fiscal 2018, we continue to expect capital expenditures to be approximately $10 million compared to $21 million in fiscal 2017.

Accounts payable was $57.6 million lower at the end of the third quarter of 2018 compared to last year’s third quarter as a result of reduced credit terms from our vendors and their factors compared to 2017. As our results have improved in 2018, we continue to see improved trade credit.

Total borrowings were $190.7 million at the end of the third quarter compared to $150.8 million at the end of last year’s third quarter reflecting lower accounts payable. Unused availability under our credit facility was $74.9 million at the end of the third quarter of 2018. In addition, at the end of the third quarter of 2018 we had $12.8 million available to borrow which would be collateralized by life insurance policies.

Store Activity

We had 288 stores at the end of the third quarter 2018 compared to 293 at the end of the third quarter last year. We opened two new stores and closed seven stores during the first nine months of 2018.

2018 Outlook

Based on our results through the third quarter, we are continuing to project fourth quarter operating income will be higher than last year’s fourth quarter, which was favorably impacted by the 53rd week, driven by the following factors:

•	With regular priced selling continuing to increase and lower markdowns, we expect our fourth quarter gross profit rate to be higher than in 2017

•	SG&A expenses for the fourth quarter of 2018 will be lower than in 2017

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended November 3, 2018 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call to discuss the Company’s third quarter results will be held at 4:30 p.m. ET on November 27, 2018. The call may be heard on the Company’s investor relations website at http://ir.steinmart.com. A replay of the conference call will be available on the website through December 31, 2018.

Investor Presentation

Stein Mart’s third quarter 2018 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day both in stores and online. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: dependence on our ability to purchase merchandise at competitive terms through relationships with our vendors and their factors, consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, dividend impact on stock price, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

Stein Mart, Inc.

Condensed Consolidated Statements of Loss

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net sales	$279,127	$285,395	$916,751	$933,766
Other revenue	3,734	3,516	11,525	10,728

Total revenue	282,861	288,911	928,276	944,494
Cost of merchandise sold	209,286	217,126	671,427	705,273
Selling, general and administrative expenses	86,948	95,674	258,584	274,581

Operating loss	(13,373)	(23,889)	(1,735)	(35,360)
Interest expense, net	3,078	1,156	8,406	3,437

Loss before income taxes	(16,451)	(25,045)	(10,141)	(38,797)
Income tax expense (benefit)	171	(10,429)	291	(14,888)
Net loss	$(16,622)	$(14,616)	$(10,432)	$(23,909)

Net loss per share:
Basic	$(0.36)	$(0.31)	$(0.22)	$(0.52)

Diluted	$(0.36)	$(0.31)	$(0.22)	$(0.52)

Weighted-average shares outstanding:
Basic	46,743	46,447	46,674	46,292

Diluted	46,743	46,447	46,674	46,292

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	November 3, 2018	February 3, 2018	October 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$13,884	$10,400	$13,230
Inventories	305,010	270,237	311,255
Prepaid expenses and other current assets	35,638	26,620	33,265

Total current assets	354,532	307,257	357,750
Property and equipment, net	133,094	151,128	159,006
Other assets	24,594	24,973	30,192

Total assets	$512,220	$483,358	$546,948

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$122,019	$119,388	$179,666
Current portion of debt	—	13,738	3,333
Accrued expenses and other current liabilities	82,043	78,453	80,458

Total current liabilities	204,062	211,579	263,457
Long-term debt	190,657	142,387	147,472
Deferred rent	40,558	40,860	41,592
Other liabilities	35,982	40,214	47,219

Total liabilities	471,259	435,040	499,740

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 47,898,068, 47,978,275 and 47,867,630 shares issued and outstanding, respectively	479	480	479
Additional paid-in capital	59,009	56,002	54,528
Retained deficit	(18,295)	(7,918)	(7,521)
Accumulated other comprehensive loss	(232)	(246)	(278)

Total shareholders’ equity	40,961	48,318	47,208

Total liabilities and shareholders’ equity	$512,220	$483,358	$546,948

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	39 Weeks Ended	39 Weeks Ended
	November 3, 2018	October 28, 2017
Cash flows from operating activities:
Net loss	$(10,432)	$(23,909)
Adjustments to reconcile loss to net cash (used in) provided by operating activities:
Depreciation and amortization	24,513	24,254
Share-based compensation	2,973	4,194
Store closing (benefits) charges	(180)	97
Impairment of property and other assets	491	640
Loss on disposal of property and equipment	139	287
Deferred income taxes	—	1,900
Changes in assets and liabilities:
Inventories	(34,773)	(20,145)
Prepaid expenses and other current assets	(9,018)	(207)
Other assets	(1,882)	(820)
Accounts payable	2,559	65,298
Accrued expenses and other current liabilities	3,977	3,781
Other liabilities	(3,928)	(2,566)

Net cash (used in) provided by operating activities	(25,561)	52,804

Cash flows from investing activities:
Net acquisition of property and equipment	(7,379)	(17,168)
Proceeds from cancelled corporate owned life insurance policies	2,514	1,504
Proceeds from insurance claims	296	—

Net cash used in investing activities	(4,569)	(15,664)

Cash flows from financing activities:
Proceeds from borrowings	1,033,415	290,169
Repayments of debt	(997,990)	(321,187)
Debit issuance costs	(1,146)	—
Cash dividends paid	(147)	(3,597)
Capital lease payments	(551)	(1)
Proceeds from exercise of stock options and other	90	328
Repurchase of common stock	(57)	(226)

Net cash provided by (used in) financing activities	33,614	(34,514)

Net increase in cash and cash equivalents	3,484	2,626
Cash and cash equivalents at beginning of year	10,400	10,604

Cash and cash equivalents at end of period	$13,884	$13,230

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the company’s financial information with additional useful information in evaluating operating performance.

Note 1: Adjusted EBITDA

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following table shows the Company’s reconciliation of net income (loss) to EBITDA and Adjusted EBITDA which are considered Non-GAAP financial measures. Adjusted EBITDA excludes non-cash items (impairment charges), significant non-recurring unusual items and investment in new stores (pre-opening costs).

	13 Weeks Ended		39 Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net loss	$(16,622)	$(14,616)	$(10,432)	$(23,909)
Add back amounts for computation of EBITDA:
Interest expense, net	3,078	1,156	8,406	3,437
Income tax expense (benefit)	171	(10,429)	291	(14,888)
Depreciation and amortization	8,298	8,028	24,513	24,254

EBITDA	(5,075)	(15,861)	22,778	(11,106)

Adjustments:
Credit agreements extension fees	1,100	—	1,100	—
Non-cash impairment charges	3	—	491	640
Hurricane related expenses, net of insurance recoveries	718	855	718	855
Expense related to legal settlements	96	23	139	67
New store pre-opening costs	373	932	664	2,163

Total adjustments	2,290	1,810	3,112	3,725

Adjusted EBITDA	$(2,785)	$(14,051)	$25,890	$(7,381)

(1)	Advisory fees related to the extension and amendment of credit agreements completed in September 2018.
(2)	Property losses incurred from hurricanes that will be recovered in the fourth quarter of 2018 or first quarter of 2019.

Note 2: Changes in Comparable Sales

Management believes that providing calculations of changes in comparable sales including and excluding sales from licensed departments assists in evaluating the Company’s ability to generate sales growth, whether through owned businesses or departments licensed to third parties. The following table shows the Company’s reconciliation of these calculations.

13 Weeks Ended November 3, 2018
Decrease in comparable sales excluding sales from licensed departments (1)	(0.2%)
Impact of growth in comparable sales of licensed departments (2)	1.6%

Increase in comparable sales including sales from licensed departments	1.4%

39 Weeks Ended November 3, 2018
Decrease in comparable sales excluding sales from licensed departments (1)	(0.8%)
Impact of growth in comparable sales of licensed departments (2)	1.2%

Increase in comparable sales including sales from licensed departments	0.4%

(1)

Represents the period-to-period percentage change in net sales from stores open throughout the period presented and the same period in the prior year and all online sales of steinmart.com, excluding commissions from departments licensed to third parties.

(2)

Represents the impact of including sales of departments licensed to third parties throughout the period presented and the same period in the prior year and all online sales of steinmart.com in the calculation of comparable sales. The company licenses its shoe and vintage handbag departments in its stores and online to third parties and receives a commission from these third parties based on a percentage of their sales. In our financial statements prepared in conformity with GAAP, the company includes commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not include the commission amounts from licensed department sales in its comparable sales calculations.